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                   CONSENTS OF INDEPENDENT PUBLIC ACCOUNTANTS



     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated March 31, 1998 (except with respect to the matter discussed in Note 1b to the consolidated February 28, 1998 financial statements as to which the date is April 30, 1999), on the consolidated financial statements of Emmis Communications Corporation for the three years ended February 28, 1998, included in Emmis Communications Corporation's Form 8-K to be filed on or about May 6, 1999 and to the incorporation by reference of our reports dated May 1, 1998, on the financial statements of Tribune New York Radio, Inc. included in Emmis Communication Corporation's Form 8-K filed on May 7, 1998 and to all references to our Firm included in this registration statement.




                                                             ARTHUR ANDERSEN LLP

Indianapolis, Indiana,
May 5, 1999.